Email to Employees from Brian Krzanich

Subject line: A Message from Brian Krzanich: CDK to be Acquired by Brookfield

CDK’ers,

This morning, we announced that our company has agreed to be acquired by Brookfield at a purchase price of $54.87 per share.

This is a major milestone for CDK and a reflection of your hard work and the progress we have made as a team on our journey to transform the automotive industry. I’d like to share my perspective on how the deal came about, why the Board believes it makes sense for CDK, and why we’re excited about the future.

Let me start by explaining how we arrived here. As a public company, it is our responsibility to regularly assess ways to maximize the value of our business. Over the past few months, our Board conducted an extensive review of our strategic options and, as part of the process, we engaged with numerous potential acquirers with the assistance of outside advisors. Ultimately, our Board unanimously agreed that this transaction with Brookfield is the best path forward for our company. Notably, this transaction aligns us with our peers, including Reynolds, Cox and Tekion, as a privately held company, which will place us in a better position to achieve our long-term growth plan.
Brookfield chose to acquire us because they share our vision of the future and believe in the value of our technology, the strength of our operations and the power of our customer relationships. Over the last few years, we have made tremendous progress as we have focused our efforts on three key areas: strengthening our core business, working toward best-in-class customer support, and investing in our future technologies. Brookfield is committed to these priorities and to investing in our growth going forward. With their financial and strategic support, I am optimistic about the continued progress we will make together.

Following this transaction, we will operate independently as a part of Brookfield and largely as we do today. Your work will not change as a result of the announcement we are making today; we are relying on you to deliver the same strong service and high-quality products to our customers that you always do.

At 9 a.m. Central Time, I will be hosting a CDK Today meeting to share some of the details of this announcement and answer some of your questions. While we may not have every answer today, we are committed to providing regular updates as this process continues. In the meantime, I encourage you to read the press release we issued announcing the transaction.

Today’s news is very exciting, but it’s just the first step. The transaction is subject to the receipt of shareholder approval, regulatory approval and other customary closing conditions, which we expect to be complete in the first quarter of the upcoming fiscal year. In the meantime, and always, we are relying on you to continue serving our customers with the same high level of service you always provide, and I am confident you will do so. Let me thank you again for all of your amazing work that has brought us to where we are today.

Best,

BK

Additional Information

The tender offer for the outstanding common stock of CDK Global, Inc. (the “Company”) has not yet commenced. This communication does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell the Company’s securities. An offer to purchase shares of the Company’s common stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, Central Merger Sub Inc., an affiliate of Brookfield Business Partners, will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including the Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 will contain important information. The Company’s stockholders are urged to read these documents (including the Offer to Purchase and related Letter of Transmittal and certain other documents), and the Solicitation/Recommendation Statement, as may be amended from time to time, carefully when they become available because they will contain important information that they should consider before making any decision regarding tendering their Shares. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies of the documents may be obtained for free on the Company’s website at www.cdkglobal.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. By their nature, forward-looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, among other things, statements about the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing.

The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the tender offer and the merger; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s stockholders tendering their shares of common stock in the tender offer; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require the Company to pay a termination fee or other expenses; (vii) the effect of this announcement or pendency of the proposed transaction on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in the Company’s filings with the SEC, including its annual report on Form 10-K for the fiscal year ended June 30, 2021 and any subsequent quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are based on information currently available to the Company, and the Company expressly disclaims any intent or obligation to update, supplement or revise publicly these forward-looking statements except as required by law.